Exhibit 99.1

Nebula Caravel Acquisition Corp. Stockholders Approve Business Combination with Rover

•	The combined company’s common stock is expected to begin trading on the NASDAQ exchange under the ticker symbol “ROVR”

•	Rover to become the first publicly traded online marketplace for pet care

•	Transaction proceeds of approximately $240 million to support Rover’s growth strategies

San Francisco, CA—July 28, 2021 - Nebula Caravel Acquisition Corp. (“Caravel”) (NASDAQ: NEBC) today announced that its stockholders approved all proposals related to the previously announced business combination (the “Business Combination”) with A Place for Rover, Inc. (“Rover”) at a special meeting of stockholders held today.

Net transaction proceeds of approximately $240 million are expected to be added to Rover’s balance sheet to continue investment in marketing, product, and acceleration of international growth.

The closing of the Business Combination is anticipated to occur on or about July 30, 2021, subject to the satisfaction of customary closing conditions. Following closing, the combined holding company will change its legal name to Rover Group, Inc. and will continue to do business as Rover. Rover Group, Inc.’s common stock and warrants are expected to commence trading on Nasdaq under the ticker symbols “ROVR” and “ROVRW”, in August.

About Rover

Founded in 2011 and based in Seattle, Rover is the world’s largest online marketplace for pet care. Rover connects pet parents with pet providers who offer overnight services, including boarding and in-home pet sitting, as well as daytime services, including doggy daycare, dog walking, drop-in visits, and grooming.

About True Wind Capital

True Wind Capital is a San Francisco-based private equity firm focused on investing in leading technology companies. True Wind has a broad investing mandate, with deep industry expertise across software, data analytics, tech-enabled services, internet, financial technology, and hardware. Rover will be True Wind’s 8th platform investment.

About Nebula Caravel Acquisition Corp.

Nebula Caravel Acquisition Corp. (“Caravel”) is a blank check company sponsored by True Wind Capital, formed for the purpose of partnering with a high-quality technology business. Caravel is led by Adam H. Clammer and James H. Greene, Jr., who serve as Chief Executive Officer and Chairman, respectively. Caravel’s merger with Rover follows Nebula Acquisition Corporation’s successful merger with Open Lending (NASDAQ: LPRO) in June 2020.

Important Information and Where to Find It

This press release relates to the proposed merger involving Caravel and Rover. Caravel has filed a Registration Statement on Form S-4 with the SEC, which includes a proxy statement and prospectus of Caravel and an information statement of Rover, and each party may file other documents with the SEC regarding the proposed transaction. The documents filed by Caravel with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge from Caravel upon written request to Nebula Caravel Acquisition Corp., Four Embarcadero Center, Suite 2100, San Francisco, California 94111.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including with respect to the proposed business combination of Rover and Caravel. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. Such factors can be found in Caravel’s most recent filings with the SEC, which are available, free of charge, at the SEC’s website at http://www.sec.gov, and also in the registration statement on Form S-4 and Caravel’s definitive proxy statement/prospectus relating to the Business Combination.

This press release is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Caravel and is not intended to form the basis of an investment decision in Caravel. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or the Business Combination with Rover. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Caravel and Rover undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

Rover

MEDIA

pr@rover.com

Kristin Sandberg

(360) 510-6365

INVESTORS

brinlea@blueshirtgroup.com

Brinlea Johnson

(415) 269-2645

True Wind Capital

heatherc@truewindcapital.com

Heather Chrisco